Exhibit 99.2

May 11, 2004

FOR IMMEDIATE RELEASE

Contact:	John J. Griffith
Investor Relations Department
(402) 514-5336

Commercial Federal Highlights Growth Strategy at Annual Meeting

OMAHA — May 11, 2004 — Commercial Federal Corporation (NYSE: CFB), one of

the largest financial institutions in the Midwest, at its annual meeting today reported on the Company’s solid performance in 2003 and continuing growth strategy.

William A. Fitzgerald, chairman and chief executive officer, said “We achieved positive performance in 2003 despite a sustained low interest rate environment that put pressure on net interest margins and profitability industry-wide. We expanded Commercial Federal’s ‘Big Five’ revenue drivers: core deposits, consumer and commercial checking, commercial operating and small business loans, and home equity loans.”

2003 Highlights of growth drivers

•	Core deposit balances (excluding escrows) increased 13%

•	Consumer checking accounts increased 5%

•	Commercial and small business checking accounts increased 16%

•	Commercial operating and small business loan balances increased 64%

•	Home equity outstanding loan balances increased 5%

Directors

Shareholders voted to re-elect Talton K. Anderson, Chairman of Anderson Automotive Group, Omaha, Nebraska; James P. O’Donnell, Executive Vice President, Chief Financial Officer and Corporate Secretary of ConAgra Foods, Inc., Omaha, Nebraska to three-year terms on the Corporation’s Board of Directors. Jane E. Miller, Chief Operating Officer and Executive Vice President, The Gallup Organization, Omaha, NE was also elected to a three-year term on the Corporation’s Board.

Newly elected to Commercial Federal Bank’s board of directors was Daniel P. Neary, President of Mutual of Omaha/United of Omaha Companies, Omaha, Nebraska.

Also at the meeting, shareholders ratified the selection of Deloitte & Touche as the Company’s independent auditors.

Mr. Fitzgerald recognized the leadership of outgoing board member Carl G. Mammel, “Carl has done an outstanding job in supporting the Corporation and the best interests of our shareholders. He has provided valuable guidance to the Board, providing fourteen years of outstanding service and leadership.”

Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $12.3 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri, and Arizona. Commercial Federal provides consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, brokerage and insurance services, and Internet banking.

Certain statements contained in this release are forward-looking in nature. These statements are subject to risks and uncertainties that could cause Commercial Federal’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to Commercial Federal include, but are not limited to, changes in general economic conditions, changes in interest rates, changes in regulations or accounting methods, and price levels and conditions in the public securities markets generally.

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